EXHIBIT 99.1

P2 Solar, Inc. Announces Filing 2023 Annual Report and

Private Placement Under Partial Revocation Order

Vancouver, BC, August 28, 2023 ─ P2 Solar, Inc. (OTC Pink: PTOS) ("P2 Solar" or the "Company") announces that it has filed its Form 10-K for the year ended March 31, 2023 and Form 10-Q for the interim period ended June 30, 2023, with the United States Securities Commission, and has submitted all continuous disclosure documents it believes are necessary to fulfill the Company's filing obligations in British Columbia as a designated OTC Report Issuer under Multilateral Instrument 51-105 - Issuers Quoted in the U.S. Over-the-Counter Markets ("MI 51-105").

Additionally, and in continuation of the Company's news release dated November 29, 2022, P2 Solar reports the successful raising of $75,000 to date in a $110,000 private placement through the issuance of debt securities convertible into common shares at $0.03 per share. The Company expects to close the remaining portion of the private placement within the next two months.

The Company's securities are currently subject to a cease trade order (the "Cease Trade Order" or "CTO") issued on March 6, 2015, by the British Columbia Securities Commission (the "BCSC"), which serves as the Company's principal securities regulator in Canada.

The private placement shares were issued pursuant to a partial revocation of the CTO issued by the BCSC on November 24, 2022, as previously announced by the Company in its press release of November 29, 2022. The proceeds from the private placement have been and will be used for: (i) auditor fees, financial statement preparation, regulatory and late filing fees, and legal expenses.

All of the Company's securities, including any underlying common stock shares that may be issued in connection with the private placement, will remain subject to the Cease Trade Order until it is fully revoked. The Company intends to apply for the full revocation of the Cease Trade Order now that it has fulfilled its filing obligations under MI 51-105. However, the issuance of a full revocation of the Cease Trade Order is not certain.

For further information, please contact:

Raj-Mohinder Gurm

President, CEO and Director

Telephone: (778) 321.0047

Email: raj@p2solar.com

Safe Harbor Statement

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in P2 Solar, Inc.'s reports filed with the Securities and Exchange Commission. P2 Solar, Inc. undertakes no duty to update these forward-looking statements.